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                                                                     EXHIBIT 5.1

August 12, 2004

Monro Muffler Brake, Inc.
200 Holleder Parkway
Rochester, New York 14615

Ladies and Gentlemen:

     We have acted as special counsel to Monro Muffler Brake, Inc., a New York corporation (the "Company"), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the offer and sale of an aggregate of 100,000 shares of the Company's common stock, par value $.01 per share (the "Shares"), to be issued to the Selling Shareholder (as described in the Registration Statement) pursuant to the terms of a Warrant Agreement, dated March 1, 2004 (the "Warrant"), entered into between the Company and the Selling Shareholder.

     In our capacity as counsel to the Company in connection with the preparation and filing by the Company of the Registration Statement, we have examined originals, telecopies or copies, certified or otherwise identified to our satisfaction, of such records of the Company and all such agreements, certificates of public officials, certificates of officers or representatives of the Company and others, and such other documents, certificates and corporate or other records as we have deemed necessary or appropriate as a basis for the opinion set forth below.

     In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons signing or delivering any instrument, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. As to any facts material to the opinion set forth below, we have relied, to the extent we deemed appropriate, upon statements and representations of officers and other representatives of the Company and others.

     We are attorneys admitted to practice in the State of New York and the opinion set forth below is limited to the laws of the State of New York.

     Based upon the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly authorized by the Company and, when the Registration Statement becomes effective under the Securities Act, and the Shares are issued in accordance with the terms of the Warrant and certificates representing the Shares have been duly executed, countersigned by the Company's transfer agent/registrar and delivered on behalf of the Company against payment of the full consideration for the Shares in accordance with the terms of the Warrant, the Shares will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the prospectus that forms a part thereof. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

     /s/ SCHULTE ROTH & ZABEL LLP
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       Schulte Roth & Zabel LLP